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                                                                    EXHIBIT 14.1

                           THE SPORTSMAN'S GUIDE, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

1. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         All employees, officers and directors of the Company should respect and comply with all laws, rules and regulations of federal, state and local jurisdictions in which the Company conducts business or which are applicable to the Company. Legal compliance should include, without limitation, compliance with the insider trading prohibitions of the federal securities laws. Generally, employees, officers and directors who have access to or knowledge of material non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company's common stock, whether or not they are using or relying on the information. This restriction extends to sharing or tipping others about the information. In addition, the Company has implemented trading restrictions (blackout periods) to reduce the risk, or appearance, of insider trading. Company employees, officers and directors are directed to the Company's Insider Trading Policy if they have any questions regarding insider trading prohibitions.

2. CONFLICTS OF INTEREST

         All employees, officers and directors of the Company should avoid any conflict of interest with regard to the Company. A "conflict of interest" occurs whenever an individual's private interests interfere or conflict in any way, or even appear to interfere or conflict, with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.

         Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut. If you have any questions, you should consult with higher levels of management or the Company's legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

3. CORPORATE OPPORTUNITY

         Employees, officers and directors are prohibited from (i) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position, (ii) using corporate property, information or position for personal gain, and (iii) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.



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4. CONFIDENTIALITY

         Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by law, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5. FAIR DEALING

         Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

6. PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

7. ACCOUNTING COMPLAINTS

         The Company's policy is to comply with all financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties under applicable law, regulations and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of the Chairman of the Audit Committee, or any other director who is a member of the Audit Committee, at the principal executive offices of the Company. The members of the Audit Committee are listed in the Company's proxy statement for its annual meeting of shareholders.

8. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

         Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisor or superiors about their concerns or complaints, then they may contact the Audit Committee of the Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

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9. NO RETALIATION

         The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

10. ADHERENCE TO CODE

         The Company expects compliance with this Code and all applicable laws, rules and regulations by all employees, officers and directors. Persons who violate this Code or applicable laws, rules or regulations are subject to disciplinary and/or corrective measures appropriate to the violation, up to and including termination of employment and reporting violators to the appropriate authorities.

11. PUBLIC COMPANY REPORTING

         The Company is committed to full, fair, accurate, timely and understandable disclosure in the reports and documents it files with the Securities and Exchange Commission and in other public communications it makes. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports and other public communications are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

12. AMENDMENT, MODIFICATION AND WAIVER

         This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of applicable law, rules, regulations and listing standards.

13. NO CONTRACT OF EMPLOYMENT

         This Code is not an express or implied contract of employment and does not create any contractual rights of any kind between the Company and its employees, officers and directors. All employees should understand that this Code does not modify their employment relationship, whether at will or governed by contract.

         The Company reserves the right to amend, alter or terminate this Code at any time and for any reason.

Adopted:  September 30, 2003

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